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                                                                EXHIBIT (d)(2)

FOR IMMEDIATE RELEASE


DATE:           December 5, 1997
FROM:           Best Lock Corporation
CONTACT:        Mark Ahearn at (317)849-2250, ex. 2017

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INDIANAPOLIS, IN - Best Lock Corporation (BLC), Best Universal Lock Co. (BUL),
and Frank E. Best, Inc. (FEB) announced today that they have signed a merger agreement with Walter E. Best Company, Inc. (WEBCO), which is owned by Mr. Russell Best. BLC's principal business is the manufacture, sourcing, distribution and sale of access control products, which primarily includes locks, lock components and adaptations. BUL and FEB are holding companies. The effect of the merger transaction is that WEBCO will acquire all of the outstanding common stock of each of BLC, BUL and FEB not already owned by WEBCO or its affiliates for aggregate consideration of approximately $27.3 million. Stockholders of BLC, BUL and FEB will receive $53.55, $120.69 and $525.43, respectively, for each share of FEB, BUL and BLC held.

The transaction is subject to various conditions which are outlined in the Information Statement which will be sent to stockholders of each of the Companies.